EXHIBIT 11.1

                     HI-LO AUTOMOTIVE, INC. AND SUBSIDIARIES

                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1996
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                COLUMN A                                                    COLUMN B
                                                                                          DECEMBER 31,
                                                                                 1996         1995         1994
                                                                             -----------  -----------   -------
Weighted average common shares outstanding.................................   10,756,000   10,733,000    10,703,000
Common equivalent shares resulting from stock options
   issued..................................................................           --           --        33,000
                                                                             -----------  -----------   -----------
Total weighted average common and common equivalent shares
   outstanding.............................................................   10,756,000   10,733,000    10,736,000
                                                                             ===========  ===========   ===========

Net income (loss)..........................................................  $  (53,723)  $     1,688   $     9,133
                                                                             ===========  ===========   ===========

Earnings (loss) per common and common equivalent share.....................  $    (4.99)  $       .16   $       .85
                                                                             ===========  ===========   ===========

     Earnings (loss) per common and common equivalent share have been computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding. Common equivalent shares outstanding were computed using the treasury stock method. The difference between shares for primary and fully diluted earnings per share was not significant in any year. On November 1, 1994, a note was issued that is convertible, effective November 1, 1996, into 93,859 shares of the companies Common Stock. As of December 31, 1996, this note had no significant effect on earnings per share.